Exhibit 10.1

April 28, 2006

Timothy G. Conley
700 Saginaw Drive
Redwood City, CA 94063

Dear Tim,

I am pleased to confirm that the Board of Directors has approved the amendment of your employment arrangement as follows.

Salary and Bonus. Your base salary will be $9,166.67 per semi-monthly pay period, which is equivalent to $220,000.00 on an annualized basis. In addition, you will be eligible for a quarterly performance bonus with an annual target amount equivalent to fifty percent of your annual salary. The bonus amount to be paid will be determined after a performance review that will occur within thirty days after each quarter and will be based upon the achievement of mutually agreed upon objectives. These objectives generally will be weighted so that fifty percent of the target amount is based on Tumbleweed's financial performance and fifty percent is based on the achievement of specific departmental objectives. All salary and bonus payments are subject to normal withholdings.

Change of Ownership Control. If a Change of Ownership Control occurs during your tenure as Chief Financial Officer, followed within six months by either
(i) the termination of your employment by the successor to Tumbleweed for any reason other than Cause or (ii) Constructive Termination, then, subject to your delivery of a signed release of claims in a form reasonably satisfactory to such successor, (i) immediately prior to such termination or Constructive Termination the vesting of one hundred percent of your then-outstanding stock options shall occur, (ii) you will be entitled to receive continuation for a period of twelve month of your base salary, paid in accordance with Tumbleweed's payroll practices and subject to normal tax withholdings, and
(iii) you will be entitled to reimbursement of the costs of COBRA coverage for you and any covered dependants for a period of twelve months following such termination.

Death or Disability. In the event of the termination of your employment with Tumbleweed as a result of your death or Disability, subject to the delivery by you or your estate of a signed release of claims in a form reasonably satisfactory to Tumbleweed, you will be entitled to continuation for a period of six months of base salary and, as determined by Tumbleweed, either (i) continuation for a period of six months of the vesting of your then-outstanding Tumbleweed stock options or (ii) six months's acceleration of the vesting of your then-outstanding Tumbleweed stock options.

Other Termination. In circumstances other than the Change of Ownership Control, death, or Disability scenarios, each as described above, if (a) Tumbleweed terminates your employment for any reason other than Cause, or (b) you terminate your employment following a Constructive Termination, then, subject to your delivery of a signed release of claims in a form reasonably satisfactory to Tumbleweed, you will be entitled to (i) continuation for a period of nine months of your base salary, paid in accordance with Tumbleweed's payroll practices, (ii) continuation for a period of nine months of the vesting of your then-outstanding Tumbleweed stock options, and (iii) continuation of your health benefits for nine months.

In the event of termination for Cause, you will not be entitled to any such payments, salary, bonus, or benefits.

Certain Definitions.  For purposes of this agreement,
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o        "Cause" means only: the commission of a felony by you intended to result in your substantial personal enrichment at Tumbleweed's expense, conviction of a crime involving moral turpitude, or willful failure to perform your duties to Tumbleweed, which failure is deliberate, results in injury to Tumbleweed, and continues for more than 15 days after written notice is given to you. For purposes of this definition, no act or omission is considered to have been "willful" unless it was not in good faith and you had knowledge at the time that the act or omission was not in the best interests of Tumbleweed.

o "Change of Ownership Control" means any sale of all or substantially all of Tumbleweed's assets, or any merger, consolidation, or stock sales that results in the holders of Tumbleweed's capital stock immediately prior to such transaction owning less than 50% of the voting power of Tumbleweed's capital stock immediately after such transaction.

o "Constructive Termination" means a material diminution of duties, a change in title or reporting relationship, a change greater than 25 miles in the location of your designated work place for Tumbleweed, a reduction in base salary, or the failure of any successor to the assets or business through any Change of Ownership Control to fully assume all obligations of Tumbleweed under this agreement.

o "Disability" means an illness, injury or other incapacitating condition as a result of which you are unable to perform your duties at Tumbleweed for any six (6) consecutive months. In any such event, Tumbleweed, in its sole discretion, may terminate your employment by giving you notice of termination for Disability. You agree to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by Tumbleweed from time to time, and any determination as to the existence of a Disability shall be made by a physician selected by Tumbleweed.

Other Agreements. As a condition of receipt of the aforementioned payments and other benefits, you will be required to comply with the terms of the Proprietary Information and Inventions Agreement between you and Tumbleweed dated September 26, 2003 (the "PIIA"), the Restrictive Covenants Agreement between you and Tumbleweed dated February 18, 2003 (the "RCA"), the various agreements related to your Tumblewed stock options (the "Stock Option Agreements"), the Tumbleweed Communications Employee Manual and other policy documents applicable to Tumbleweed employees, and any plan documents (the "Plan Documents") governing Tumbleweed health benefits insurance programs, retirement plans and all other benefit programs and attarngements. The terms and conditions in the Employee Manual and the Plan Documents are subject to change at any time by Tumbleweed, subject to requirements of federal, state or local law.

This Agreement, together with the PIIA, the RCA, the Stock Option Agreements, the Tumbleweed Communications Employee Manual and other policy documents applicable to Tumbleweed employees, and the Plan Documents, contain all the understandings between you and Tumbleweed with respect to your employment with Tumbleweed or the termination thereof, and supercede all other prior agreements and understandings, whether oral or in writing, including but not limited to the letter agreement between you and Tumbleweed dated July 7, 2003.

At-Will Employment. Your employment continues to be voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, Tumbleweed is free to conclude its at-will employment relationship with you at any time, with or without cause.


 /s/ James P. Scullion
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James P. Scullion, CEO

Please indicate acceptance of this offer by returning this document with your signature.

I agree to and accept the enclosed offer.
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/s/ Timothy G. Conley               April 28, 2006
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Timothy G. Conley                     Date